DREYFUS FAMILY OF FUNDS

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders to be held on November 16, 2009. Our records indicate that we have not received your vote on the important proposals affecting your investment in certain Dreyfus funds. We urge you to act promptly and vote your shares.

EVERY VOTE COUNTS

You may think your vote is not important, but your participation is critical to hold the meetings, so please vote immediately. We urge you to vote your proxies now. You and all other Fund shareholders will benefit from your cooperation.

After careful review, the Fund’s Board has unanimously recommended a vote “FOR” the proposals as detailed in your proxy statement. A copy of the proxy statement is available on the Fund’s website at www.dreyfus.com/proxyinfo.htmor by calling the toll free number shown below.

1-866-776-7031

Although the response thus far has been very favorable, not enough votes have been cast to meet the necessary requirements.